Exhibit 99.1

                                                                   PRESS RELEASE

Media Contact:             Duff Ferguson
                           (212) 969-1056

Investor Contact:          Anne Drennan
                           (212) 969-6443

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                        ANNOUNCES PROPOSED REORGANIZATION

New York, N.Y., April 8, 1999 -- Alliance Capital Management L.P. (NYSE: AC) ("Alliance") today announced a proposed reorganization of Alliance's business that will give investors in Alliance the choice between 1) continuing to hold liquid units of Alliance listed on the New York Exchange that are subject to a federal tax on Alliance's gross business income and 2) holding a highly illiquid interest in a new private limited partnership that is not subject to that tax.

     Alliance proposes to transfer its business to a newly-formed private limited partnership which will conduct Alliance's business without change in management or employee responsibilities. Alliance's principal asset will be its interest in the new partnership, and it will function solely as a holding company through which public unitholders will continue to own an indirect interest in Alliance's business. Immediately after the reorganization, Alliance will change its name to "Alliance Capital Management Holding L.P.", and the new partnership will assume the name "Alliance Capital Management L.P."

     In connection with the proposed reorganization, Alliance will offer all holders of Alliance units the opportunity to exchange their units in Alliance for units of limited partnership interest in the new partnership on a one-for-one basis.

     Alliance is a publicly-traded partnership for federal tax purposes and is therefore generally not required to pay federal income taxes. Alliance is, however, subject to a federal tax of 3.5% on gross business income from the active conduct of a trade or business pursuant to The Taxpayer Relief Act of 1997. The new partnership, on the other hand, will be a private partnership and will not be subject to the federal tax. However, units of limited partnership interest in the new partnership will not be listed on any securities exchange and will be subject to significant restrictions on sale or transfer. Accordingly, certain unitholders may not find it advantageous to participate in the exchange because of the transfer restrictions on interests in the new partnership.

     All unitholders will have the right to retain their existing publicly-traded units in Alliance.

     The reorganization will also provide Alliance with the opportunity to offer tax advantaged private partnership interests as consideration in future acquisitions and for raising additional equity capital in instances where the restrictions on sale or transfer of these interests are acceptable.




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     The proposed reorganization will require the approval of a majority of
Alliance's unaffiliated public unitholders and certain other contractual and regulatory approvals. Unitholders are not being asked to take any action at this time. Alliance intends to send its limited partners and unitholders a proxy statement/prospectus describing in detail the proposed reorganization and unitholder voting procedures. The exchange offer will take place pursuant to an exchange offer prospectus that Alliance will mail separately to unitholders. Alliance expects that the reorganization and exchange offer will be completed in the third quarter of 1999.

     As of December 31, 1998 Alliance's general partner, Alliance Capital Management Corporation (an indirect wholly-owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable")), owned a 1% general partnership interest in Alliance. Alliance Capital Management Corporation will also be the general partner of the new partnership. Approximately 57% of Alliance's outstanding units are beneficially owned by Equitable. Equitable is expected to exchange substantially all of its interests in Alliance units for interests in the new partnership. Equitable has agreed to pay the transaction costs associated with the reorganization.

About Alliance Capital Management L.P.

     Alliance is the nation's largest publicly-traded asset manager, as measured by assets under management, with $286.7 billion in client assets under management at December 31, 1998. Alliance manages retirement assets for many of the largest public and private employee benefit plans (including 35 of the nation's Fortune 100 companies), for public employee retirement funds in 34 out of the 50 states, and for foundations, endowments, banks, and insurance companies. Alliance is one of America's largest mutual fund sponsors, with a diverse family of fund portfolios and over 3.6 million shareholder accounts.


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